Exhibit 16.2

22 April 2019,

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read “Item 16F” on pages 112 of Form 20-F dated April 22, 2019 of 500.com and are in agreement with the statements contained in the first, second, third and fourth paragraphs of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China